Exhibit 10.20

RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT
In exchange for the mutual promises and consideration set forth below, this Restrictive Covenant and Confidentiality Agreement (“Agreement”) is entered into by and between the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “Company”) and the undersigned employee (“you”), effective on the date you assign a personal signature at the conclusion of this Agreement. This Agreement supersedes any previous Restrictive Covenant and Confidentiality Agreement between the above parties.
I.    Definitions
The following terms shall have the meanings indicated when used in this Agreement.
A. Competitor: The following entities, and their respective parents, successors, subsidiaries, and affiliates are competitors: (i) Fannie Mae (ii) all Federal Home Loan Banks (including the Office of Finance); and (iii) such other entities to which you and the Company may agree in writing from time-to-time.
B. Confidential Information: Information or materials in written, oral, magnetic, digital, computer, photographic, optical, electronic, or other form, whether now existing or developed or created during the period of your employment with Freddie Mac, that constitutes trade secrets and/or proprietary or confidential information. This information includes, but is not limited to: (i) all information marked Proprietary or Confidential; (ii) information concerning the components, capabilities, and attributes of Freddie Mac’s business plans, methods, and strategies; (iii) information relating to tactics, plans, or strategies concerning shareholders, investors, pricing, investment, marketing, sales, trading, funding, hedging, modeling, sales and risk management; (iv) financial or tax information and analyses, including but not limited to, information concerning Freddie Mac’s capital structure and tax or financial planning; (v) confidential information about Freddie Mac’s customers, borrowers, employees, or others; (vi) pricing and quoting information, policies, procedures, and practices; (vii) confidential customer lists; (viii) proprietary algorithms; (ix) confidential contract terms; (x) confidential information concerning Freddie Mac’s policies, procedures, and practices or the way in which Freddie Mac does business; (xi) proprietary or confidential data bases, including their structure and content; (xii) proprietary Freddie Mac business software, including its design, specifications and documentation; (xiii) information about Freddie Mac products, programs, and services which has not yet been made public; (xiv) confidential information about Freddie Mac’s dealings with third parties, including dealers, customers, vendors, and regulators; and/or (xv) confidential information belonging to third parties to which you received access in connection with your employment with Freddie Mac. Confidential Information does not include general skills, experience, or knowledge acquired in connection with your employment with Freddie Mac that otherwise are generally known to the public or within the industry or trade in which Freddie Mac operates.
II.    Compliance with the Code of Conduct and Corporate Policies & Procedures, Including the Personal Investments Policy, Following Commencement of Employment With Freddie Mac
As a Freddie Mac employee, you will be subject to Freddie Mac’s Code of Conduct (“Code”) and to Corporate Policy 3-206, Personal Investments Policy (“Policy”) that, among other things, limit the investment activities of Freddie Mac employees. You agree to fully comply with the Code and the Policy, copies of which are enclosed for your review.
You agree to consult with Freddie Mac’s Chief Compliance Officer as soon as practical prior to beginning employment with Freddie Mac about any investments that you or a “covered household member,” as that term is defined in the Policy, may have that may be prohibited by the Policy. You also agree to disclose prior to beginning employment with Freddie Mac any other matter or situation that may create a conflict of interest as such term is defined in the Code.
In addition, prior to beginning employment with Freddie Mac, you agree to disclose to Freddie Mac's Human Resources Division the terms of any employment, confidentiality or stock grant agreements to which you may currently be subject that may affect your future employment or recruiting activities so that Freddie Mac may ensure that your employment by Freddie Mac and conduct as a Freddie Mac employee are not inconsistent with any of their terms.
III.    Non-Competition
You recognize that as a result of your employment with Freddie Mac, you have access to and knowledge of Confidential Information, the improper disclosure or use of which would result in grave competitive harm to Freddie Mac. Therefore, you agree that neither during your employment with Freddie Mac, nor for the twelve (12) months immediately following termination of your employment for any reason, will you consider offers of employment from, seek or accept employment with, or otherwise directly or indirectly provide professional services to any Competitor, if you will be rendering duties, responsibilities or services for the Competitor that are of the type and nature rendered or performed by you during the past two years of your employment with Freddie Mac. You acknowledge and agree that this covenant has unique, substantial and immeasurable value to Freddie Mac, that you have sufficient skills to provide a livelihood for yourself while this covenant remains in force, and that this covenant will not interfere with your ability to work consistent with your experience, training and education. This non-competition covenant applies regardless of whether your employment is terminated by you, by Freddie Mac, or by a joint decision.
If you are a licensed lawyer, this non-competition covenant shall be interpreted in a manner consistent with any rule applicable to a licensed legal professional in the jurisdiction(s) of your licensure or registration that concerns your employment as counsel with, or provision of legal services to, a Competitor.
IV.    Non-Solicitation and Non-Recruitment
During Your employment with Freddie Mac and for a period of twelve (12) months after your termination date, you will not solicit or recruit, attempt to solicit or recruit or assist another in soliciting or recruiting any Freddie Mac managerial employee (including manager-level, Executive-level, or officer-level employee) with whom you worked, or any employee whom you directly or indirectly supervised at Freddie Mac, to leave the employee’s employment with Freddie Mac for purposes of employment or for the rendering of professional services. This prohibition against solicitation does not apply if Freddie Mac has notified the employee being solicited or recruited that his/her employment with the Company will be terminated pursuant to a corporate reorganization, reduction-in-force, involuntary termination or voluntary early retirement program.
If you are a licensed lawyer, this non-solicitation covenant shall be interpreted in a manner consistent with any rule applicable to a licensed legal professional in the jurisdiction(s) of your licensure or registration.
V.    Treatment of Confidential Information During and Following Employment With Freddie Mac
A.Non-Disclosure. You recognize that Freddie Mac is engaged in an extremely competitive business and that, in the course of performing your job duties, you will have access to and gain knowledge about Confidential Information. You further recognize the importance of carefully protecting this Confidential Information in order for Freddie Mac to compete successfully. Therefore, you agree that both during and following your employment with Freddie Mac, you will neither divulge Confidential Information to any persons, including to other Freddie Mac employees who do not have a Freddie Mac business-related need to know, nor make use of the Confidential Information for your own benefit or for the benefit of anyone else other than Freddie Mac. You further agree to take all reasonable precautions to prevent the disclosure of Confidential Information to unauthorized persons or entities, and to comply with all Company policies, procedures, and instructions regarding the treatment of such information.
B.Disclosure of Trade Secrets to Government. As required by federal law, and notwithstanding anything to the contrary in this Agreement:
i.You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.
ii.You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if the filing is made under seal.
iii.If you file a lawsuit for retaliation by Freddie Mac for reporting a suspected violation of law, you may (a) disclose trade secrets to your attorney, and (b) use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.
C. Ability to Enforce Agreement and Assist Government Investigations. Nothing in this Agreement prohibits or otherwise restricts you from: (1) making any disclosure of information required by law; (2) assisting any regulatory or law enforcement agency or legislative body to the extent you maintain a legal right to do so notwithstanding this Agreement; (3) filing, testifying, participating in or otherwise assisting in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent you maintain a legal right to do so notwithstanding this Agreement; or (4) filing, testifying, participating in or otherwise assisting the Securities and Exchange Commission or any other proper authority in a proceeding relating to allegations of fraud.
VI.    Additional Post-Employment Obligations
A. Return of Materials. You agree that upon termination of your employment with Freddie Mac for any reason whatsoever, you will deliver to your immediate supervisor all tangible materials embodying Confidential Information, including, but not limited to, any documentation, records, listings, notes, files, data, sketches, memoranda, models, accounts, reference materials, samples, machine-readable media, computer disks, tapes, and equipment which in any way relate to Confidential Information, whether developed by you or not. You further agree not to retain any copies of any materials embodying Confidential Information.

B. Disclosure of Future Employment. To enable Freddie Mac to monitor compliance with the obligations imposed by this Agreement, you further agree to notify Freddie Mac by email to Term_notification@freddiemac.com the identity of your subsequent employer(s) and your prospective job title and responsibilities prior to beginning employment, if you did not disclose this information to the Human Resources Division at the conclusion of your employment with Freddie Mac. You agree that this notice requirement shall remain in effect for twelve (12) months following the termination of your Freddie Mac employment.
C. Contact With Future Employers. You agree that, in order to assure the continued confidentiality of the Confidential Information, Freddie Mac may correspond with your future employers to advise them generally of your exposure to and knowledge of Confidential Information, and your obligations and responsibilities regarding the Confidential Information. You understand and agree that any such contact may include a request for assurance and confirmation from such employer(s) that you will not disclose Confidential Information to such employer(s), nor will such employer(s) permit any use whatsoever of the Confidential Information.
D. Participation in Business Transactions Involving Freddie Mac. In order to protect Freddie Mac’s Confidential Information as defined herein, after your separation of employment from Freddie Mac, you are prohibited from participating directly or indirectly in any Business Transaction involving Freddie Mac, on behalf of yourself or a third party, for a period of ninety (90) calendar days following your date of termination of employment. For purposes of this paragraph, “Business Transaction” shall mean business engagements between Freddie Mac and third parties involving the purchase or sale of securities, properties or mortgages. Questions regarding the scope of this prohibition should be directed to the Compliance Helpline.
VII.    Consideration Given to You
In exchange for agreeing to be bound by the terms, conditions, and restrictions stated in this Agreement, Freddie Mac will provide you with:
A.Employment (offer of employment or continued employment), and
B.Participation in either Freddie Mac’s Incentive Program for Vice Presidents and Non-Officers (if you are a Vice President), or Freddie Mac’s Executive Management Compensation Program (if you are a Senior Vice President or above).
which you agree is adequate consideration for your agreement to be bound by the provisions of this Agreement.
VIII. Reservation of Rights
You agree that nothing in this Agreement constitutes a contract or commitment by Freddie Mac to continue your employment in any job position for any period of time, nor does anything in this Agreement limit in any way Freddie Mac’s right to terminate your employment at any time for any reason.
IX.    Absence of Any Conflict of Interest
You represent that you do not have any confidential information, trade secrets or other proprietary information that you obtained as the result of your employment with another employer that you will be using in your position at Freddie Mac. You also represent that you are not subject to any employment, confidentiality or stock grant agreements, or any other restrictions or limitations imposed by a prior employer, which would affect your ability to perform the duties and responsibilities for Freddie Mac in the job position offered, and further represent that you have provided Freddie Mac with copies of any non-competition, non-solicitation or similar agreements or limitations that have not expired, so that Freddie Mac can make an independent judgment that your employment with Freddie Mac is not inconsistent with any of its terms.
X.    Enforcement
A.You acknowledge that during your employment with Freddie Mac, you may be subject to corrective action, up to and including termination of employment, for your breach or threat of breach of any provision of this Agreement. You further agree that, following the conclusion of your employment with Freddie Mac, Freddie Mac may contact your future employers or take other legal steps necessary to protect Freddie Mac Confidential Information from improper use or disclosure.
B.You acknowledge that in the event that you breach any provision of this Agreement during or after your employment with Freddie Mac, you may be subject to a recapture or forfeiture of i) any incentive pay under the Incentive Program for Vice Presidents and Non-Officers or ii) any Deferred Salary pay under the Executive Management Compensation Program, notwithstanding the terms of any program, plan, agreement or award to the contrary. Such recapture or forfeiture shall be limited to such pay earned within three years prior to or two years after the date of the breach, or any severance pay paid or payable to you by Freddie Mac, This recapture and forfeiture provision shall not apply to incentive, Deferred Salary or severance pay paid or earned prior to 2021. The Board of Directors, in the case of senior officers, and the CEO, in the case of vice presidents, in the good faith exercise of their sole discretion shall determine the appropriate dollar amount and type of compensation to be recaptured from and/or forfeited by you, if any. The Board of Directors, in the case of senior officers, and the CEO, in the case of vice presidents, will consider certain factors when determining the dollar amount for recapture and forfeiture including: materiality of the violation and proportionality of the violation as compared to the amount of compensation subject to recapture and forfeiture.

C.You agree that irreparable injury will result to Freddie Mac’s business interests in the event of breach or threatened breach of this Agreement, the full extent of Freddie Mac’s damages will be impossible to ascertain, and monetary damages will not be an adequate remedy for Freddie Mac. Therefore, you agree that in the event of a breach or threat of breach of any provision(s) of this Agreement, Freddie Mac, in addition to any other relief available, shall be entitled to temporary, preliminary, and permanent equitable relief to restrain any such breach or threat of breach by you and all persons acting for and/or in concert with you, without the necessity of posting bond or security, which you expressly waive.
D.You agree that each of your obligations specified in this Agreement is a separate and independent covenant, and that all of your obligations set forth herein shall survive any termination, for any reason, of your Freddie Mac employment. To the extent that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is overbroad, that provision shall be limited and enforced to the extent permitted by applicable law. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid under applicable law, the validity of the remaining obligations will not be affected thereby and only the unenforceable or invalid obligation will be deemed not to be a part of this Agreement.
E.This Agreement is governed by, and will be construed in accordance with, the laws of the Commonwealth of Virginia, without regard to its or any other jurisdiction’s conflict-of-law provisions. You agree that any action related to or arising out of this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Virginia, and you hereby irrevocably consent to personal jurisdiction and venue in such court and to service of process by United States Mail or express courier service in any such action.
F.If any dispute(s) arise(s) between Freddie Mac and you with respect to any matter which is the subject of this Agreement, the prevailing party in such dispute(s) shall be entitled to recover from the other party all of its costs and expenses, including its reasonable attorneys’ fees.
XI.    At-Will Employment Relationship
Nothing in this Agreement is intended or shall be construed to abrogate the “at will” employment relationship between you and Freddie Mac, and both you and Freddie Mac retain the right to terminate the employment relationship at any time for any lawful reason with or without notice.